Exhibit 99.1

News from Arch Coal, Inc.

Media — Kim Link (314) 994-2936
FOR IMMEDIATE RELEASE
Thursday, April 27, 2006
Arch Coal Announces Two-For-One Stock Split and 50% Dividend Increase
     ST. LOUIS (April 27, 2006) — Arch Coal, Inc. (NYSE:ACI) today announced a two-for-one split of its common stock in the form of a 100% stock dividend. In addition, the company increased its quarterly dividend (on a pre-split basis) from $0.08 per common share to $0.12 per common share.
     The two-for-one stock split is payable on May 15, 2006 to stockholders of record on May 5, 2006, granting all shareholders one additional common share for every common share of ACI held on that date. Arch Coal has approximately 72 million shares outstanding. Upon completion of the split, Arch Coal will have approximately 144 million shares outstanding.
     The dividend is payable on June 15, 2006 to stockholders of record on June 5, 2006 in the amount of $0.06 per share on a post-split basis.
     More information on the stock split is posted on the Investor section of the company Web site at http://investor.archcoal.com.
     St. Louis-based Arch Coal is the nation’s second largest coal producer, with subsidiary operations in Wyoming, Utah, Colorado, West Virginia, Kentucky and Virginia. Through these operations, Arch provides the fuel for approximately 6% of the electricity generated in the United States.
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This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.